UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 19, 2019

Hilltop Holdings Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-31987	84-1477939
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2323 Victory Avenue, Suite 1400
Dallas, Texas	75219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (214) 855-2177

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Section 5 — Corporate Governance and Management

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Alan B. White

On February 21, 2019, Hilltop Holdings Inc., or the Company, entered into a Separation and Release Agreement, or the Separation Agreement, with Alan B. White in connection with his retirement effective April 1, 2019, or the Retirement Date.  Pursuant to the Separation Agreement, effective as of the Retirement Date, Mr. White will resign from all positions with the Company and its subsidiaries, including, without limitation, Vice-Chairman of the Board of Directors of the Company and Co-Chief Executive Officer of the Company.  The Separation Agreement also provides that the Retention Agreement by and between the Company and Mr. White, as amended, will terminate on the Retirement Date, except for certain provisions that address, among other items, non-competition, non-solicitation, confidential information and arbitration. On the Retirement Date, Jeremy B. Ford, the Company’s current President and Co-Chief Executive Officer, will become the Company’s sole Chief Executive Officer, Chairman of the Executive Committee of the Board of Directors of the Company and the Chairman of PlainsCapital Bank.

Pursuant to the Separation Agreement, and in accordance with the Retention Agreement, Mr. White will be entitled to receive, subject to any delay required under Section 409A of the Internal Revenue Code, the following:

•                  Salary up to and including the Retirement Date;

•                  $1,450,000 as a cash bonus based upon the Company’s 2018 performance;

•                  Commencing 60 days following the Retirement Date, $5,770,000, which amounts to two times his annual base salary and average three year bonus, in installments over the next two years in accordance with current payroll practices of the Company;

•                  $6,672,372 that constitutes the Prior Agreement Payment plus interest thereon, which has been held in a separate interest bearing account since the acquisition of PlainsCapital Corporation by the Company;

•                  $23,000 for COBRA assistance; and

•                  Continued payment of premiums with respect to a Split-Dollar Life Insurance Policy, which policy is for the benefit of Mr. White and the Company.

In addition, any unvested restricted stock units held by Mr. White on the Retirement Date will vest pro rata; provided, however, such pro rata amount of performance restricted stock units will be subject to modification based upon performance for the applicable performance period. The Separation Agreement also contains a mutual release between Mr. White and the Company.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Hill A. Feinberg

On February 19, 2019, the Company entered into a Retention Agreement with Hill A. Feinberg to set forth the terms of his ongoing role with Hilltop Securities Inc., or HTS.  As previously disclosed, the Company appointed M. Bradley Winges to succeed Mr. Feinberg as President and Chief Executive Officer of HTS effective February 20, 2019. The Retention Agreement provides that, as of February 20, 2019, or the Effective Date, Mr. Feinberg resigned as President and Chief Executive Officer of HTS and from all other positions with the Company and its subsidiaries, other than as Chairman of the Board of Directors of HTS, as a member of the Board of Directors of the Company and a member of Executive Committee of the Board of Directors of the Company.  Pursuant to the Retention Agreement, Mr. Feinberg will continue to serve as the Chairman of the Board of Directors of HTS until June 30, 2019, at which time he will become

Chairman Emeritus of HTS and resign from his membership on the Executive Committee of the Board of Directors of the Company.

For his services, Mr. Feinberg is entitled to receive an annual salary of $500,000, plus the excess of commission payouts over his annual salary in any given calendar year.  Mr. Feinberg also is entitled to receive one-time payments of $900,000 on or before March 15, 2019 and $500,000 on before March 15, 2020. Subject to the execution and delivery of a release, Mr. Feinberg would be entitled to receive these one-time payments earlier upon his termination, resignation or death.  Mr. Feinberg may resign or be terminated at any time.

The Retention Agreement also includes, among other things, customary non-competition, non-solicitation, non-disparagement, confidentiality and arbitration provisions.

The foregoing description of the Retention Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Shell company transactions.

Not applicable.

(d) Exhibits.

The following exhibits are filed or furnished, depending on the relative item requiring such exhibit, in accordance with the provisions of Item 601 of Regulation S-K and Instruction B.2 to this form.

Exhibit Number	Description of Exhibit
10.1	Separation and Release Agreement by and between Hilltop Holdings Inc. and Alan B. White, dated as of February 21, 2019.

10.2	Retention Agreement by and between Hilltop Holdings Inc. and Hill A. Feinberg, dated as of February 19, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hilltop Holdings Inc.,
a Maryland corporation

Date: February 22, 2019	By:	/s/ COREY PRESTIDGE
	Name:	Corey G. Prestidge
	Title:	Executive Vice President,
General Counsel & Secretary